Exhibit 10.61

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of the 1st  day of January, 2002, by and between Full House Resorts, Inc., a Delaware corporation (the “Company”), and Michael P. Shaunnessy (the “Executive”).

R E C I T A L S

The Company desires to maintain the employment of the Executive, and the Executive desires to be employed by the Company, in accordance with the provisions contained in this Employment Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of each of the Company and the Executive contained in this Agreement, each of the Company and the Executive agrees as follows:

ARTICLE 1

EMPLOYMENT

The Company employs the Executive and the Executive accepts such employment.  The Executive shall serve as Executive Vice President and Chief Financial Officer for the Company. The Executive shall have such responsibilities, perform such duties and exercise such power and authority as are inherent in, or incident to, that position.  The Executive shall devote his best efforts and full time to the performance of his duties as an executive of the Company.

ARTICLE 2

EMPLOYMENT TERM

Subject to the provisions of Article 5 below, the initial term of this Agreement shall be for a two year period commencing on January 1, 2002, and terminating on January 1, 2004 (the “Term”), unless extended.

At any time prior to its expiration, the term of this Agreement may be extended, in writing, by a document executed by each of the Company and the Executive.

ARTICLE 3

COMPENSATION

3.1           Salary.  In payment for the obligations to be performed by the Executive during the Term, the Company shall pay to the Executive (subject to any applicable payroll and/or other taxes required to be withheld) an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) per year.

3.2          Payment of Salary.  Payments of salary shall be made to the Executive in installments from time to time on the same dates that payments of salary are generally made to all executives of the Company.

ARTICLE 4

CERTAIN FRINGE BENEFITS

4.1           Generally.  The Executive shall be entitled to reimbursement for reasonable business expenses incurred in connection with his employment, including customer entertainment.  The Executive shall further be entitled to receive such benefits and to participate in such benefit plans as are generally provided from time to time by the Company to its executives; provided, however, that nothing contained in this Section 4.1 shall be construed to obligate the Company to provide any specific benefits to its executives generally.  The Company currently provides health insurance, including vision and dental benefits, as its benefit plan.  In the event that, during the Term, the Company discontinues the provision of such insurance as part of its benefit plan, then the Executive’s salary shall be adjusted upward to the extent required to compensate him for the loss of such insurance.

4.2           Vacations.  The Executive shall be entitled to such vacation time as is provided in accordance with the policies as are from time to time adopted by the Company’s Board of Directors with respect to its executives.  The Executive shall be entitled to no less than two weeks of paid vacation per year, commencing after one year of employment, and no less than three weeks of paid vacation per year, commencing after five years of employment.

4.3           Executive Bonus.   The Executive shall participate in any executive bonus plan provided by the Company, at a level commensurate with other executives.

4.4           Compensation.  The Salary, together with Fringe Benefits and any Bonus, shall constitute the “Compensation”.

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.1           Certain Definitions.  The following terms shall have the following respective meanings when utilized in this Article 5:

(a)                                “Acquisition of Control” shall mean:

(i)                                   any Person (including a Group) becoming the Beneficial Owner of, or acquiring the power to direct the exercise of voting power with respect to, directly or indirectly, securities which represent thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities thereafter, whether or not some portion of such securities was owned by such Person (or by any member of such Group) prior thereto, provided, that any acquisition of voting power by William P. McComas, the Estate of Allen E. Paulson, and/or Lee Iacocca  or any trust created by them, shall be excluded from any determination as to whether an “Acquisition of Control” has occurred; or

(ii)                                the election of three or more directors of the Company within any twelve-month period without the approval of a majority of the then Incumbent Directors; or

(iii)                             after any cash tender offer or exchange offer, merger, consolidation or other business combination, of the Company, or any sale, liquidation or dissolution (or adoption of a plan for liquidation or dissolution) , or any combination of any or all of the foregoing transactions, including but not limited to a series of such transactions, by a successor to the Company, excepting where fifty-one percent (51%) or more of the ownership interest of or voting power in such successor is held by William P. McComas, the Estate of Allen E. Paulson, and/or Lee Iacocca  or any trust created by them,

(b)                               “Beneficial Owner” shall have the meaning adopted by the United States Securities and Exchange Commission.

(c)           “Cause” shall mean any action by the Executive or any inaction by the Executive which is reasonably believed by the Company to constitute:

(i)                                   fraud, embezzlement, misappropriation, dishonesty, breach of trust or activity  which would result in loss of any gaming license(s) by the Executive or by the Company.

(ii)                                a felony or lack of moral turpitude;

(iii)                             material breach or violation of any or all of the covenants, agreements and obligations of the Executive set forth in this Agreement, other than as the result of the Executive’s death or Disability (as hereinafter defined);

(iv)                              a willful or knowing failure or refusal by the Executive to perform any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive’s death or Disability; or

(v)                               gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive’s death or Disability.

(d)          “Compensation” shall mean the payment of salary to which Executive is entitled under the provisions of this Agreement.

(e)           “Disability” shall mean any mental or physical illness, condition, disability or incapacity which prevents the Executive from reasonably discharging his duties and responsibilities as an officer of the Company.  In the event that any disagreement or dispute shall arise between the Company and the Executive as to whether the Executive suffers from any Disability, then, in any such event, the Executive shall submit to the physical or mental examination of a physician licensed under the laws of the State of Nevada, who shall be mutually selected by the Company and the Executive, and such physician shall make the determination of whether the Executive suffers from any Disability.  In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon each of the Company and the Executive.  The entire cost of any such examination shall be borne solely by the Executive.

(f)           “Good Reason” shall mean:

(i)                                   the assignment by the Board of Directors, or the Chief Executive Officer, of the Company to the Executive, without his express written consent, of duties and responsibilities which results in the Executive having less significant duties and responsibilities or exercising less significant power and authority than he had, or duties and responsibilities or power and authority not comparable to that of the level and nature which he had immediately prior to any such assignment;

(ii)                                the removal of the Executive from, or a failure to reappoint the Executive to, his then current position with the Company or its successor, except (A) with the Executive’s express written consent or (B) in connection with any termination of the Executive’s employment by the Company as the result of the Executive’s Protracted Disability (as hereinafter defined) or for Cause; or

(iii)                             the Company’s failure to perform in a timely manner its material obligations under this Agreement (including without limitation its obligations to make payments to the Executive pursuant to the provisions of Article 3); or

(iv)                            an Acquisition of Control.

(g)          “Group” shall mean any combination of persons knowingly participating in a joint activity or interdependent consciously parallel action toward a common goal, whether or not pursuant to an express contract; provided, however, that actions taken by a director of the Company acting as such shall not alone constitute membership in a Group.

(h)          “Incumbent Director” shall mean any director of the Company serving at January 1, 2002, or elected thereafter if nominated or approved by at least two-thirds of the then Incumbent Directors.

(i)            “Protracted Disability” shall mean any Disability which prevents the Executive from reasonably discharging his duties and responsibilities as an officer of the Company for a period of three (3) consecutive months.

(j)            “Termination Date” shall mean a specific date not less than ten (10) nor more than thirty (30) days from and after the date of any Termination Notice upon which the Executive’s employment by the Company shall be terminated in accordance with the provisions of this Agreement.

(k)           “Termination Notice” shall mean a written notice which (I) sets forth the specific provision of this Agreement relied upon to terminate the Executive’s employment by the Company, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination of the Executive’s employment by the Company pursuant to the specific provision of this Agreement relied upon therein and (iii) sets forth a Termination Date.

5.2           Termination of Employment.

(a)           Notwithstanding the provisions of Article 2 above, this Agreement (i) shall be automatically terminated upon the death of the Executive pursuant to the provisions of Section 5.3 below, (ii) may be terminated at any time by the Company pursuant to the provisions of Section 5.4 or 5.5 below, and (iii) may be terminated by the Executive pursuant to the provisions of Section 5.6 or 5.7 below.

(b)           In the event that either the Company or the Executive shall desire to terminate the Executive’s employment by the Company pursuant to any of the provisions of Sections 5.4, 5.5, 5.6 or 5.7 below, then the party causing any such termination shall give to the other party a Termination Notice.

(c)           In the event that this Agreement shall be terminated pursuant to any of the provisions of this Article 5, the Company shall be discharged from all of its obligations to the Executive hereunder upon its payment to the Executive of the required amount set forth in the section of this Article 5 pursuant to which such termination shall occur.  The Executive’s sole and exclusive remedy for the termination of this Agreement prior to its expiration, regardless of whether such termination shall be initiated by the Company or by the Executive, and regardless of whether such termination shall be with or without cause, shall be the payment by the Company to him of the amount set forth in the section of this Article 5 pursuant to which such termination shall occur.

5.3           Death of Executive.  In the event that at any time during the Term the Executive shall die, then the employment of the Executive by the Company shall automatically terminate on the date of the Executive’s death.  In such event, not more than ninety (90) days from and after the date of the Executive’s death, the

Company shall pay to the Executive’s estate or heirs, as the case may be, an amount in cash equal to the Executive’s salary (subject to any applicable payroll and/or other taxes required by law to be withheld) determined as of the date of the Executive’s death.

5.4           Disability of Executive.

(a)           In the event that at any time during the term of this Agreement the Executive shall suffer any Disability, then the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Executive or his legal representatives, as the case may be, the Executive’s Compensation (subject to any applicable payroll and/or other taxes required by law to be withheld) from the date that the Executive shall first suffer any such Disability, to the date that the Executive’s employment by the Company shall be terminated pursuant to any of the provisions of this Agreement, or to the date that this Agreement shall expire.

(b)          In the event that the Executive shall suffer any Protracted Disability during the term of this Agreement, then the Company may terminate this Agreement.  In such event, in addition to any other benefits which may have been provided by the Company to the Executive or his legal representatives, as the case may be, pursuant to the provisions of Section 5.4(a) above, not later than ninety (90) days after the Termination Date specified in the Termination Notice, the Company shall pay to the Executive or his legal representatives, as the case may be, an amount in cash equal to the Executive’s Compensation (subject to any applicable payroll and/or other taxes required by law to be withheld) determined as of the Termination Date.  Subsequent to such Termination Date, the Executive or his legal representatives, as the case may be, shall also be entitled to receive any benefits which may be payable under any disability insurance policy or disability plan which may be provided by the Company.

5.5           Termination of Employment by Company.

(a)           The Company may terminate this Agreement at any time with Cause.  In such event, the Company shall continue to pay the Compensation to the Executive (subject to any applicable payroll and/or other taxes required by law to be withheld) until the Termination Date.

(b)           The Company may terminate this Agreement at any time without Cause.  In the event that the Company shall terminate the employment of the Executive by the Company without Cause, and not pursuant to any other provision of this Agreement, the Company shall pay the Compensation to the Executive (subject to any applicable payroll and/or other taxes required by law to be withheld) until the expiration of this Agreement.

5.6           Termination of Employment by Executive.

(a)           The Executive may terminate this Agreement at any time for Good Reason.  In such event, the Company shall continue to pay to the Executive the Executive’s Compensation (subject to any applicable payroll and/or other taxes required by law to be withheld) until January 1, 2004.

5.7           Payment Upon Change in Control.   Notwithstanding any other provisions of this Agreement, in the event there is an Acquisition of Control, then the Executive shall be paid in cash an amount equal to one year’s annual salary.

ARTICLE 6

ATTORNEYS’ FEES

In the event that any dispute shall arise between the Company and the Executive based, in whole or in part, upon this Agreement or any or all of the provisions contained herein, and/or upon the Executive’s employment by the Company, such dispute shall be resolved by binding arbitration  in accordance with the rules and regulations of the American Arbitration Association, and the prevailing party in any such arbitration shall be entitled to recover from the nonprevailing party, and shall be awarded by a court of competent jurisdiction, any and all reasonable fees and disbursements paid, incurred or suffered by such prevailing party as the result of, arising from, or in connection with, any such arbitration.

ARTICLE 7

MISCELLANEOUS

7.1           Governing Law.  This Agreement shall  be  governed by and construed in accordance with the laws of the State of Nevada, without application of any conflicts of laws principles.

7.2           Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Company and the Executive with respect to such subject matter.  This Agreement may not be modified in any way, except by a written instrument executed by each of the Company and the Executive.

7.4           Benefits; Binding  Effect.  This  Agreement  shall  be for  the  benefit  of,  and  shall  be  binding  upon,  each  of  the Company and the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

7.5           Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law.  In the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

7.6           Waivers. The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation of any provision of this Agreement nor of any other right or remedy.

7.7           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

7.8           Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be the one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement on January 1, 2002.

Full House Resorts, Inc.

By:
	William P. McComas	Michael P. Shaunnessy
	Chief Executive Officer	(Executive)